                                                EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172650 on Form S-8 of Cummins Inc. of our report dated May 27, 2021, with respect to the statements of net assets available for benefits of Cummins Retirement and Savings Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of Cummins Retirement and Savings Plan.

/s/ BLUE  & CO., LLC
BLUE & CO., LLC
Seymour, Indiana
May 27, 2021